Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 2nd QUARTER 2011 RESULTS

KAPALUA, Hawaii, August 3, 2011 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $2.5 million, or $(0.13) per share, for the second quarter of 2011, compared to a net loss of $4.6 million, or $(0.57) per share for the second quarter of 2010.  The Company reported revenues of $5.2 million and $6.3 million during the second quarters of 2011 and 2010, respectively.

For the first six months of 2011, the Company reported net income of $10.0 million, or $0.54 per share, compared to a net loss of $7.3 million, or $(0.90) per share, for the first six months of 2010.  Included in net income for the first six months of 2011 was a $15.1 million gain recognized from the 2010 sale of the Kapalua Bay Golf Course.  The Company reported revenues of $11.6 million and $13.9 million for the first six months of 2011 and 2010, respectively.

During the second quarter of 2011, the Company sold a portion of its former pineapple cannery site in Kahului for approximately $9.8 million.  Part of the proceeds was used for working capital and to pay down debt.  In addition, the Company set aside approximately $4.1 million from the sale proceeds for use in settling obligations related to former operations.

“While the Company still faces many challenges, we continue to make steady progress towards resolving our legacy issues, and restructuring and streamlining our operations,” said Tim Esaki, Chief Financial Officer.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2nd quarter 2011 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate.  The Company owns approximately 23,000 acres of land on Maui and operates retail, utility operations, and a nature preserve at the Kapalua Resort.

#          #          #

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and

Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,
	2011	2010
	(in thousands except
	share amounts)

OPERATING REVENUES
Retail sales	$1,277	$2,034
Lease income	1,104	1,213
Resort services	1,155	1,262
Utility revenues and other	1,696	1,774

Total Operating Revenues	5,232	6,283

OPERATING COSTS AND EXPENSES
Retail	1,315	1,842
Leasing	663	721
Resort services	748	1,115
Utility operations and other	874	877
Selling and marketing	473	462
General and administrative	1,867	1,975
Depreciation	955	1,395
Gain on asset dispositions	—	(999)

Total Operating Costs and Expenses	6,895	7,388

Operating Loss	(1,663)	(1,105)

Interest expense, net	(463)	(1,956)

Loss from Continuing Operations net of income taxes of $0	(2,126)	(3,061)

Loss from Discontinued Operations net of income taxes of $0	(336)	(1,526)

NET LOSS	(2,462)	(4,587)
Pension Benefit Adjustment net of income taxes of $0	—	(807)

COMPREHENSIVE LOSS	$(2,462)	$(5,394)

NET LOSS PER COMMON SHARE
— BASIC AND DILUTED
Continuing Operations	$(0.11)	$(0.38)
Discontinued Operations	(0.02)	(0.19)
Net Loss	$(0.13)	$(0.57)

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and

Comprehensive Income (Loss)

(Unaudited)

	Six Months Ended June 30,
	2011	2010
	(in thousands except
	share amounts)

OPERATING REVENUES
Real estate sales	$—	$1,650
Retail sales	4,075	4,678
Lease income	2,471	2,396
Resort services	2,188	2,296
Utility revenues and other	2,914	2,851

Total Operating Revenues	11,648	13,871

OPERATING COSTS AND EXPENSES
Real estate	—	154
Retail	3,308	3,971
Leasing	1,348	1,651
Resort services	1,961	2,218
Utility operations and other	1,785	1,646
Selling and marketing	809	1,629
General and administrative	3,568	3,260
Depreciation	2,000	2,723
(Gain) loss on asset dispositions	193	(978)

Total Operating Costs and Expenses	14,972	16,274

Operating Loss	(3,324)	(2,403)

Interest expense, net	(1,134)	(4,711)

Loss from Continuing Operations Before Income Taxes	(4,458)	(7,114)
Income Tax Expense	—	85

Loss from Continuing Operations	(4,458)	(7,199)

Income from Discontinued Operations net of income taxes of $0	14,421	(93)

NET INCOME (LOSS)	9,963	(7,292)
Pension Benefit Adjustment net of income taxes of $0	—	615

COMPREHENSIVE INCOME (LOSS)	$9,963	$(6,677)

NET INCOME (LOSS) PER COMMON SHARE
— BASIC AND DILUTED
Continuing Operations	$(0.24)	$(0.89)
Discontinued Operations	0.78	(0.01)
Net Income (Loss)	$0.54	$(0.90)